News Release from . . .


PT PAITON ENERGY COMPANY

FOR IMMEDIATE RELEASE
                                                                   Contact:
                                         Ong Hock Chuan: 62 21 526 6261 or
                                                            62 816 882 773
                                            Randall Oliver: (949) 798-7840

              PT Paiton Energy Reaffirms Willingness to Negotiate,
               Reiterates Interim Offer of 3.3 U.S. Cents per kWh

JAKARTA, Indonesia, Oct. 11, 1999--PT Paiton Energy, the owner/operator of the Paiton Swasta I electric generating plant in Indonesia, made the following statement in response to PLN's press statements regarding negotiations on Paiton Swasta I:

"PT Paiton Energy reiterates that it has offered significant concessions to PLN in an effort to reach a temporary arrangement while we negotiate a long-term restructuring of the contract. We hope that PLN will withdraw its lawsuit, then we can withdraw our notice of arbitration, and the parties can engage in constructive negotiations," said Ronald Landry, CEO and President Director of PT Paiton Energy.

"Before PLN abandoned negotiations and decided to pursue litigation, we had offered significant concessions towards achieving an interim agreement. PT Paiton Energy agreed to lower the cost of coal to match PLN's price, which they have stated is Rp 173,800 per ton. We agreed to accept payments from PLN for outstanding invoices at a rate of 2450 Rupiah to the U.S. dollar for operating costs and interest payments to lenders until a long-term approach could be developed. Together, these provisions mean that we agreed to an interim price of
3.3 U.S. cents per kilowatt-hour," Landry said.

                                     -MORE-

PE Response
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To go into some detail, on numerous occasions, including letters dated September
3, 8, 17 and 21 of this year, PT Paiton Energy indicated its willingness to accept payment at a rate of Rp 2450 to the U.S. dollar, even though the official exchange rate is nearly Rp 8,000 to the dollar.

In addition, on the issue of the coal price, PT Paiton Energy sent a letter to PLN dated September 29, 1999 offering to obtain coal at a price "which will reasonably be within PLN's merit order for generator dispatch." In subsequent meetings with PLN, PT Paiton Energy promised to match PLN's own price for coal at the Paiton site. PLN told PT Paiton Energy during those meetings that it pays Rp 173,800 per ton.

The reduced coal cost, combined with payments pegged at Rp 2450 to the US dollar, equal 3.3 U.S. cents per kilowatt-hour.

"We offered to discuss restructuring with PLN without a confidentiality agreement, because we think negotiations need to be as transparent as possible. The Indonesian people have a right to know what a state enterprise is doing. The confidentiality agreement proposed by PLN is unworkable because it would deprive our lenders, including agencies of the Governments of Japan and the U.S., of the information they need," Landry said.

Landry added, "We continue to think our offer is a good one, and so we are providing information to the public. But if PLN still doesn't think this is a good deal, we urge PLN, instead of trying to keep negotiations secret, to start serious discussions immediately.

"When PLN last week sued PT Paiton Energy, we were left with no other choice than to send a notice of arbitration to PLN. PT Paiton Energy took this action to preserve the sanctity of its Power Purchase Agreement, and to protect the interests of its shareholders, lenders and other credit support providers. Notwithstanding the notice of arbitration, PT Paiton Energy stands ready to renew negotiations with PLN and the Government of Indonesia toward an amicable resolution of these issues in the near future," Landry said.

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